Exhibit 11

            CITIZENS CORPORATION AND SUBSIDIARIES

       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

        For the Periods Ended March 31, 1998 and 1997
            (in millions, except per share data)



                                              Quarter Ended
                                                  March
                                                   31,

                                              1998      1997
                                            --------  --------


Basic:

  Average shares outstanding
                                               35.3      35.3
                                            ========  ========

  Net income available to common
   shareholders                             $  28.4   $  28.4
                                            ========  ========


  Per share amount                          $  0.69   $  0.80



Diluted:

  Average shares outstanding                   35.3      35.3

  Net effect of dilutive stock options
   based on the treasury stock method
   using average market price                    -       -
                                            --------  --------
                                  TOTALS       35.3      35.3
                                            ========  ========


  Net income available to common
   shareholders                             $  28.4      24.4
                                            ========= ========

  Per share amount                          $  0.69   $  0.80

